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                                  EXHIBIT 11.1

                             STORM TECHNOLOGY, INC.
                  CALCULATION OF PRO FORMA NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                            YEAR ENDED DECEMBER 31,
                                           -------------------------
                                               1996          1995
                                           ------------   ----------
Weighted Average Common and Common
 Equivalent Shares:
 Series A Preferred Stock...............           563          750
 Series B Preferred Stock...............            90          120
 Series C Preferred Stock...............           614          818
 Series D Preferred Stock...............           518          446
 Series E Preferred Stock...............         3,087        3,877
 Series F Preferred Stock...............            68           30
 Common Stock...........................         3,533        1,230
 Common Stock Options...................           229          305
 Warrants...............................             9           12
                                              --------      -------
                                                 8,711        7,588
                                              ========      =======

Net Loss................................      $(10,424)     $(3,396)
                                              ========      =======

Pro forma net loss per common and             $  (1.20)     $ (0.45)
 common equivalent share................      ========      =======